SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 12, 2018 (the “Effective Date”), by and among SUMMIT HEALTHTECH, INC., a Nevada corporation (“Buyer”), THE CONTROL CENTER, INC., a California corporation (the “Company”), and DR. ARIF (REEF) KARIM (the “Shareholder”). Buyer, the Company, and the Shareholder are referred to collectively herein as the “Parties” and individually as a “Party.” Certain terms used in this Agreement are defined in Article 7 below.

RECITALS

The Shareholder owns all of the issued and outstanding shares of capital stock of the Company (the “Shares”). The Shareholder desires to assign and contribute to Buyer the Shares, and Buyer desires to accept all (but not less than all) of the Shares, upon the terms and subject to the conditions set forth in this Agreement.

Now, therefore, in consideration of the premises and the representations, warranties, and covenants and agreements herein contained, the Parties agree as follows.

ARTICLE I
PURCHASE OF SHARES

1.1 Purchase. In accordance with the terms and upon the conditions of this Agreement, the Shareholder will sell, transfer, convey, assign and deliver to Buyer all right, title and interest in and to all of the Shares, free and clear of all Liens, for the consideration set forth in Section 1.2. Notwithstanding the foregoing, (a) on the Closing, the Shareholder will sell, transfer, convey, assign and deliver to the Buyer all right, title and interest in and to 36,750 Shares, free and clear of all Liens (the “Initial Shares”), and (b) pursuant to Section 3.3(h), the Shareholder will, transfer, convey, assign and deliver to the Buyer all right, title and interest in and to 38,250 Shares, free and clear of all Liens (the “Secondary Shares”).

1.2 Consideration. In accordance with the terms and upon the conditions of this Agreement, at the Closing, Buyer shall pay Six Hundred Thousand Dollars ($600,000) to Shareholder (the “Closing Payment”), paid in immediately available funds on the Closing, notwithstanding that the Secondary Shares may not transfer to the Buyer until after Closing.

1.3 Closing. The closing of the transfer, assignment and purchase of the Initial Shares, and the closing of the purchase of the Secondary Shares (the “Closing”) (such transfer and assignment of the Secondary Shares to occur in accordance with the terms and conditions of Section 3.3(h)) shall take place at the offices of the Buyer, on the Effective Date, or at such other time and place as Buyer and the Shareholder may agree in writing (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. on the Closing Date.

1.4 Conditions to Closing.

(a) Conditions of All Parties. The respective obligations of the parties to consummate the transaction contemplated hereby are subject to the satisfaction or waiver by both Buyer and the Shareholder at or prior to the Closing of the following conditions:

(i) No Injunction or Restraint. There shall not be in effect any temporary or permanent restraining order, decree, ruling or injunction or other order of a court or other Governmental Body of competent jurisdiction directing that the transactions contemplated herein not be consummated, or making such consummation unlawful, or otherwise materially limiting or restricting ownership or operation of the Business as conducted prior to the Closing Date; provided, however, that each of the parties shall have used their reasonable commercial efforts to prevent the entry of any such temporary or permanent restraining order, injunction or other order; and

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(ii) No Action. No action, suit, proceeding or investigation before any Governmental Body shall be pending or threatened in writing wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement, any other document contemplated in connection herewith, or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated hereby or thereby, cause such transactions to be rescinded, or which could reasonably be expected to affect the right of the Company to operate the Business.

(b) Conditions of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Buyer of, at or prior to the Closing, the following conditions:

(i) Accuracy of Warranties and Performance of Covenants. The representations and warranties of Shareholder contained in Section 2 shall be true and correct in all respects (without giving effect to any materiality qualifier or any amendment, modification or supplement to the Disclosure Schedule) in each case as if made on and as of the Closing, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct as of such date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute or would not reasonably be expected to constitute a Material Adverse Effect. The Shareholder shall have performed in all material respects all of the obligations and complied in all material respects with all of the covenants, agreements and conditions set forth in this Agreement or any other document contemplated hereby and required to be performed or complied with by the Shareholder on or prior to the Closing.

(ii) Material Adverse Effect. Since the Effective Date, there has not been an event or series of events resulting in a Material Adverse Effect.

(iii) Deliverables. The Buyer shall have received each of the following documents: (1) appropriate instruments of transfer to convey the Initial Shares to Buyer (including stock certificates evidencing the Initial Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank); (2) appropriate instruments of transfer to convey the Secondary Shares to Buyer (including stock certificates evidencing the Secondary Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank) to be held in escrow by the Company until the Secondary Transfer Event; (3) a Share Restriction Agreement, as the same may be amended and/or restated from time to time, in substantially the form which is attached hereto as Exhibit A (the “Share Restriction Agreement”), duly executed by Shareholder and the Company; (4) good standing certificates for the Company from the State of California; (3) employment agreement, between the Buyer and Shareholder, in substantially the form which is attached hereto as Exhibit B (the “Shareholder Employment Agreement”) duly executed by Shareholder; (4) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying that: (x) each of the conditions set forth in Section 1.4(b)(i) have been satisfied; and (y) attached thereto are true and complete copies of all resolutions adopted by the Shareholder and directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

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(c) Conditions of the Shareholder. The obligations of the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Shareholder of, at or prior to the Closing, the following conditions:

(i) Accuracy of Warranties and Performance of Covenants. The representations and warranties of the Buyer contained in Section 2 shall be true and correct in all respects (without giving effect to any amendment, modification or supplement to the Disclosure Schedules) in each case as if made on and as of the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct as of such date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct would not materially or adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. Buyer shall have performed in all material respects all of the obligations and complied in all material respects with all of the covenants, agreements and conditions set forth in this Agreement or any other agreement contemplated in connection herewith required to be performed or complied with by Buyer on or prior to the Closing Date.

(ii) Deliverables. The Buyer shall have delivered: (1) the Closing Payment; (2) the Share Restriction Agreement; and (3) the Shareholder Employment Agreement.

1.5 Intentionally Deleted

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties Regarding the Shareholder. The Shareholder represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.

(a) Authorization of Transaction. The Shareholder has full power, authority and legal capacity to execute and deliver this Agreement and any of the agreements being executed and delivered by the Shareholder pursuant to this Agreement (the “Ancillary Agreements”) to which the Shareholder is a party, and to perform the Shareholder’s obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by the Shareholder of each Ancillary Agreement to which the Shareholder is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The Shareholder is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Shareholder is a party.

(b) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Shareholder is a party, nor the consummation of the transactions contemplated hereby and thereby, will: (i) violate or conflict in any material respect with any Law or Order to which the Shareholder is subject; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which the Shareholder is a party or by which he, she or it is bound or to which any of his, her or its assets is subject; or (iii) result in the imposition or creation of a Lien upon or with respect to the Shares.

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(c) Brokers’ Fees. The Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) Shares. The Shareholder holds of record and owns beneficially all of the Shares, free and clear of any Liens. The Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of any Shares (other than this Agreement). The Initial Shares represent forty-nine percent (49%) of the issued and outstanding stock or other ownership interests in the Company. The Secondary Shares represent fifty-one percent (51%) of the issued and outstanding stock or other ownership interests in the Company. Shareholder is not a party to any voting trust, proxy, or other Contract with respect to the voting of any Shares. On the Closing Date, upon the payment of the Closing Payment in accordance with Section 1.4(c), the Initial Shares held by the Shareholder will be acquired by Buyer free and clear of all Liens (other than any Liens which may result from any actions taken by Buyer), and Buyer will have good and marketable title to the Shares. Upon the payment of the Closing Payment in accordance with Section 1.4(c), the Secondary Shares held by the Shareholder will be acquired by Buyer free and clear of all Liens (other than any Liens which may result from any actions taken by Buyer), and Buyer will have good and marketable title to the Shares, subject to and in accordance with Section 3.3(h).

(e) Litigation. The Shareholder is not engaged in or a party to, or to the Knowledge of the Shareholder threatened with, any complaint, charge, Proceeding, Order, or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and the Shareholder has not received written or, to the Knowledge of the Shareholder, oral notice, of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order, or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement. The Shareholder has not received any charge, complaint, claim, demand, or notice alleging that the Company has interfered with, infringed, misappropriated, or violated any Intellectual Property rights of third parties in any respect (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party).

(f) Intentionally Deleted

2.2 Representations and Warranties Regarding the Company. The Shareholder represents and warrants to Buyer that the statements contained in this Section 2.2 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.

(a) Organization, Qualification, and Power. The Company is incorporated in California and is not licensed or qualified to do business in any other jurisdiction or state The Company is duly incorporated, validly existing, and in good standing under the Laws of the State of California. The Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has the full corporate power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it. Section 2.2(a) of the Disclosure Schedule lists the board of directors and officers of the Company. The Shareholder has delivered to Buyer correct and complete copies of the Organizational Documents of the Company, the minute book and stock record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.

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(b) Capitalization and Subsidiaries. All of the Shares are owned beneficially and of record by the Shareholder. The Initial Shares represent forty-nine percent (49%) of the issued and outstanding stock or other ownership interests in the Company. The Secondary Shares represent fifty-one percent (51%) of the issued and outstanding stock or other ownership interests in the Company. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. There are no other stock or other ownership interests in the Company or outstanding securities convertible or exchangeable into stock or other ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the stock or other ownership interests of the Company. Upon consummation of the transactions contemplated hereby, Buyer will be the sole owner, beneficially and of record, of one hundred percent (100%) of the issued and outstanding stock of the Company, free and clear of any Liens. The Company has no Subsidiaries or equity interests in any other Person.

(c) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company, or the Shareholder is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company is subject, (ii) violate or conflict with any provision of the Organizational Documents of the Company, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice Consent or payment under any Contract, Permit, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any Consent or Permit of any Governmental Body or other Person, nor any Governmental Authorization in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

(d) Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Assets. The Company has good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens. The liens set forth on Section 2.2(e) of the Disclosure Schedule are Permitted Liens. The assets, properties and rights owned by the Company are all the assets, properties and rights used by the Company in the operation of the Business or necessary to operate the business of the Company, consistent with past practice.

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(f) Financial Matters.

(i) Attached to Section 2.2(f)(i) of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (1) unaudited balance sheets, statements of income, shareholder’s equity, and cash flows as of and for the fiscal year ended December 31, 2017 (the “Most Recent Fiscal Year End”); and (2) unaudited estimated balance sheets, statements of income, and shareholder’s equity, and cash flows (the “Most Recent Financial Statements”) as of and for the 3 month period ended March 31, 2018 (the “Most Recent Fiscal Month End”). The Financial Statements are correct and complete, are consistent with the books and records of the Company (which are in turn correct and complete), have been prepared in accordance with GAAP, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments (none of which will be material individually or in the aggregate).

(ii) Since the date of the Most Recent Fiscal Year End, the Company has operated its business and affairs in the Ordinary Course of Business.

(iii) Attached to Section 2.2(f)(iii) of the Disclosure Schedule is a true, correct and complete list of all notes and accounts receivable of the Company as of the Closing Date (together, the “Receivables”), all of which constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company as to which full performance has been fully rendered, and are valid and enforceable claims. The Company has not received notice that any of the Receivables are subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable.

(iv) Attached to Section 2.2(f)(iv) of the Disclosure Schedule is a true, correct and complete list of the accounts payable and accrued expenses of the Company as of the Closing Date, which (1) represent all accounts payable and accrued expenses of the Company, (2) arose from bona fide transactions in the Ordinary Course of Business, and (3) are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company in good faith.

(v) Section 2.2(f)(v) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

(g) Undisclosed Liabilities. Other than the Company’s line of credit and credit card obligations set forth on Section 2.2(g) of the Disclosure Schedule, the Company does not have any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for obligations or liabilities that: (i) are accrued or reserved against in the Most Recent Financial Statements or (ii) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business.

(h) Legal Compliance. The Company, its predecessors, Affiliates, and the Business have complied and are in compliance in all material respects with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure so to comply. The Company has not received any notice or communication alleging any non-compliance of the foregoing. Without limitation, the Company is in compliance with the provisions of federal Law, as well as any related or substantively similar state or local Laws and, and the Company is in compliance with the regulations promulgated under each such Law. Each employee of the Company who is required by any Law to have a license or certification in order to perform services on behalf any of the Company is so licensed and certified and, to the Knowledge of the Company, each such employee is in compliance in all material respects with the terms and conditions of such license and certificate. The Company has received from each independent contractor of the Company who is required by any Law to have a license or certification in order to perform services on behalf of the Company copies of such license or certification. To the Knowledge of the Company, there is no reason to believe that any of Company’s independent contractors is not so licensed or certified or is not in compliance in all material respects with the terms and conditions of such license and certificate. The Company has a certificate of insurance from each independent contractor of the Company that such person has in place malpractice insurance and copies of such certificates of insurance have been provided to Buyer.

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(i) Permits. Section 2.2(i) of the Disclosure Schedule sets forth a correct and complete list all Permits held by the Company. Such Permits: (i) constitute all Permits necessary for the operation of the business of the Company; and (ii) are in full force and effect. No Proceeding is pending or threatened to revoke or limit any Permit.

(j) Anti-Corruption. Neither the Company nor any of its officers, managers, equity holders, directors, agents, employees or any other Persons acting on its behalf has: (i) made or offered to make any illegal payment to any officer or employee of any Governmental Body, or any employee, customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced, or threatened in writing, alleging any such payments. None of the officers, managers, equity holders, directors, agents, or employees of the Company are a government official.

(k) Tax Matters.

(i) Each of the returns required to be filed by the Company on or before the Closing Date (the “Company Returns”) with respect to any income, franchise, sales, property, employment or any other tax or governmental charge (or by the Shareholder with respect to the Company or its operations) with any Governmental Body: (1) has been timely filed (including any extensions); and (2) has been prepared in compliance with any applicable Laws. All amounts, whether or not shown on the Company Returns, due on or before the Closing Date have been paid, except to the extent such amounts are being contested in good faith by the Company or are properly reserved for on the books or records of the Company, as provided to the Buyer. All taxes that the Company has been required to collect or withhold on or before the date of this Agreement have been duly collected or withheld and, to the extent required when due, have been duly paid to the proper Governmental Body. The Company has delivered, or made available to the Buyer, correct and complete copies of all Company Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company on or after January 1, 2014 until the Closing Date.

(ii) There has not been any audit of any Company Return by any Governmental Body. No audit of any such Company Return is in progress, and neither the Company nor any Shareholder has been notified in writing by any Governmental Body that any such audit is contemplated or pending. No extension of time with respect to any date on which a Company Return was required to be filed by the Company is in force, and no waiver or agreement by or with respect to the Company is in force for the extension of time for the payment of any taxes. No written claim has been made by any Governmental Body in a jurisdiction where the Company does not file tax returns that the Company is subject to taxation by that jurisdiction which would result in an obligation of the Company to pay taxes.

(iii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (3) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing Date, (5) prepaid amount received on or prior to the Closing Date or (6) election under Section 108(i) of the Code (or any corresponding provision of state, local or non-U.S. Law). There is no application pending with any Governmental Body requesting permission for any such change in any accounting method of the Company, and the Internal Revenue Service (the “IRS”) has not issued in writing any pending proposal regarding any such adjustment or change in accounting method

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(iv) The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, taxes. The Company has no liability for the taxes of any third party under Treasury Regulation Section 1.1502-6 as a transferee or successor.

(v) The Company has never entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(vi) Intentionally Deleted

(l) Real Property. The Company does not now and never has owned any real property. Section 2.2(l) of the Disclosure Schedule sets forth the address of the Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Shareholder has made available to Buyer a true and complete copy of the Lease, and in the case of any oral Lease, a written summary of the material terms of the Lease. Subject to the respective terms and conditions in the Lease, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens). With respect to the Leased Real Property: (i) there are no pending or, to the Knowledge of the Company and/or Shareholder, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use or occupancy and (ii) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company) in possession of any such parcel. The Leased Real Property comprises all of the real property used or intended to be used in the business of the Company, and the Company is not a party to any Contract or option to purchase any real property or interest therein.

(m) Intellectual Property. Section 2.2(m) of the Disclosure Schedule sets forth: (i) a true, correct and complete list of all IP Rights used, held for use, or owned by the Company (the “Intellectual Property”); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intellectual Property. The Company is the sole and exclusive owner of all of the Intellectual Property. The Company has received no notice of, and to the knowledge of the Company and/or the Shareholder, neither the Company nor the Shareholder has knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any IP Right or other property right of a third party, or that it is illegally or otherwise using the trade secrets or any property rights of others (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). The Company owns all right, title and interest to any custom or proprietary Software and telecommunications programs used in the conduct of its business. The distribution, sale and use of Software by the Company does not infringe the intellectual property rights of any third party. All use of Software by the Company for its intended use complies with applicable law.

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(n) Contracts.

(i) Section 2.2(n)(i) of the Disclosure Schedule lists the following Contracts to which the Company is a party: (1) any Contract with a customer or patient that deviates in a material respect from the Company’s standard terms and conditions with its customers or patients, a copy of which standard terms and conditions is attached to Section 2.2(n)(i)(1) of the Disclosure Schedule; (2) each lease, rental, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $5,000 and with terms of less than one year); (3) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person; (4) each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person; (5) each power of attorney; (6) each Contract for Debt; (7) each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement; (8) each Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement; (9) each Contract under which the Company has advanced or loaned money to any other Person; (10) each Contract with a Shareholder or any Affiliate of the Company or any Shareholder; (11) each employment or consulting Contract or other Contract with any of the Company’s officers, directors, consultants or employees; (12) each confidentiality agreement and non-disclosure agreement still in effect; (13) each Contract which purports to be binding on Affiliates of the Company; and (14) any other agreement material to the Company whether or not entered into in the Ordinary Course of Business.

(ii) The Shareholder has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Section 2.2(n)(ii) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts.

(iii) Each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 2.2(n)(iii) of the Disclosure Schedule: (1) no Material Contract has been breached or canceled by the Company, or to the Knowledge of the Company and/or Shareholder, any other party thereto; (2) the Company has performed all obligations under such Material Contracts required to be performed by the Company; (3) to the Knowledge of the Company and/or Shareholder, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract; and (4) the Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

(o) Insurance. Section 2.2(o) of the Disclosure Schedule sets forth the following information with respect to each insurance policy, bond and surety arrangement with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”): (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (ii) the policy number and the period of coverage. There is no claim by the Company or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. To the Knowledge of the Company and/or Shareholder there are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Section 2.2(o) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond or agreement covering the Company or its operations since January 1, 2014. The Company is the primary named insured under each Company Insurance Agreement, and neither the Shareholder nor any of its Affiliates are insured under any Company Insurance Agreement. The Company Insurance Agreements are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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(p) Litigation. Except as set forth in Section 2.2(p) of the Disclosure Schedule, there are no (and there have not been any) complaints, charges, Proceedings, Orders, investigations or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement pending or, to the Knowledge of the Company and/or Shareholder, threatened or anticipated relating to or affecting the Company or any of the Company’s officers, directors, or key employees with respect to their business activities on behalf of the Company, nor are there, to the Knowledge of the Company and/or Shareholder, reasonable grounds for any such action. The Company has not received any written charge, complaint, claim, demand, or notice alleging that the Company has interfered with, infringed, misappropriated, or violated any Intellectual Property rights of third parties in any respect (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). There is no outstanding Order to which the Company is subject. The Company is fully insured with respect to each of the matters set forth on Section 2.2(p) of the Disclosure Schedule.

(q) Employment Matters.

(i) Section 2.2(q) of the Disclosure Schedule sets forth a complete and correct list of all employees of the Company, showing for each: (1) name; (2) hire date; (3) current job title; (4) actual base salary, bonus, commission or other remuneration paid during 2017; (5) 2018 base salary level and 2018 target bonus; and (6) whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since December 31, 2016.

(ii) The Shareholder has provided Buyer with complete and correct copies of: (1) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any such officer, employee or consultant; (2) all employee trade secret, non-compete, non-disclosure and invention assignment agreements; and (3) all manuals and handbooks applicable to any current or former director, manager, officer, employee or consultant of the Company. Except as set forth on Section 2.2(q)(ii) of the Disclosure Schedule, the employment or consulting arrangement of each officer, employee or consultant of the Company is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company, and the Company does not have any severance obligations if any such officer, employee or consultant is terminated. The Company is not aware that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company.

(iii) The Company has not experienced (nor, to the Knowledge of the Company and/or Shareholder, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. The Company has not committed any material unfair labor practice. The Shareholder has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, and has complied with all wage and hour laws, including laws relating to overtime. The Company has properly classified each person providing services to the Company as either an “employee” or “independent contractor” for purposes of compliance with any and all local, state or federal employment laws. The Company has complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. The Company is in compliance with all laws governing the employment of labor, including but not limited to, all such laws relating to discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and or Social Security Taxes and similar Taxes.

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(r) Employee Benefits.

(i) The Company has no employee benefit plans. The Company may contribute a portion of an employee’s personal health insurance premium if the employee has been employed by the Company for at least a year. As of the Closing, no employees are eligible for this contribution.

(ii) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (whether alone or together with any other event or events): (a) entitle any employee, officer or director of the Company to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit); (b) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any such employee, officer or director; (c) entitle any employee, officer or director to any additional compensation, benefits or awards; or (d) result in payments which would not be deductible under 280G of the Code.

(s) Debt. Except for the bank line of credit obligation set forth on Section 2.2(g) of the Disclosure Schedule or as set forth on Section 2.2(s) of the Disclosure Schedule, the Company does not have any Debt and is not liable for any Debt of any other Person.

(t) Environmental, Health, and Safety Matters. The Company and its predecessors have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements. Without limiting the generality of the foregoing, the Company has obtained, has complied, and is in compliance with all Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of the Company and the operation of the business of the Company. A list of all such Permits and other authorizations is set forth on Section 2.2(t) of the Disclosure Schedule. Neither the Company, nor any of its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of the Company (or its predecessors) current or former facilities arising under Environmental, Health, and Safety Requirements.

(u) Business Continuity. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or Software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause a Material Adverse Effect.

(v) Certain Business Relationships with the Company. Except for the Shareholder’s ownership of Dr. Reef, Inc., and MadLab,, or as set forth on Section 2.2(v) of the Disclosure Schedule, neither the Shareholder, nor any officer, manager, partner or director of the Company nor any of the Affiliates of any of the foregoing (other than the Company):

(i) own, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, supplier, customer, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Exchange Act;

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(ii) have any claim against or owes any amount to, or is owed any amount by, the Company;

(iii) have any interest in or owns any assets, properties or rights used in the conduct of the business of the Company;

(iv) is a party to any Contract to which the Company is a party or which otherwise benefits the business of the Company; or

(v) has received from or furnished to the Company any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Company.

(w) Privacy and Security Policies; Privacy Statements.

(i) The Company has at all times maintained policies and procedures addressing privacy and information security (“Privacy and Security Policies”) and published privacy statements with respect to such policies and proceedings (each, a “Privacy Statement”). The Company is HIPPA compliant in all material respects and there has been no material breach or violation of the Privacy and Security Policies at any time.

(ii) Personal Data Protection Practices. Section 2.2(w)(ii) of the Disclosure Schedule sets out a copy or summary of the Company’s Privacy and Security Policies, including (without limitation) all the forms of consent (including a description of how such consent is obtained) used by Company in respect of the collection, use or disclosure of Personal Data. The information security practices used with respect to all Personal Data maintained by or on behalf of the Company conform, and at all times have conformed, to all Privacy and Security Policies and Privacy Laws. The Company has used commercially reasonable efforts consistent with standard industry practices, applicable Law, self-governing rules and policies relating to privacy and its own Privacy and Security Policies to store and secure all Personal Data to protect against unauthorized access to or use of the Personal Data. To the knowledge of the Company and/or Shareholder, there has been no unauthorized or illegal use, processing, or disclosure of or access to, any Personal Data stored or secured by or for the Company, including with respect to any of its databases. The Company maintains reasonable administrative, physical and technical security controls for its computer systems in an effort to safeguard such systems against the risk of business disruption arising from attacks (including virus, trojan horse, worm and denial-of-service attacks), unauthorized activities of any employee or contractor of the Company, hackers or any other Person. To the knowledge of the Company and/or Shareholder, there have been no material breaches of the Company’s security procedures or any material attempted or successful unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with systems operations in all or any portion of its computer systems, including any such breach or incident that requires notice to any Person.

(iii) Intentionally Deleted

(iv) Payment Information. Section 2.2(w)(iv) of the Disclosure Schedule sets forth the Company’s practices in respect of receiving, storing and processing credit card payment information.

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(x) Absence of Certain Changes, Events and Conditions. Since the date of the Most Recent Financial Statements, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(i) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) amendment of the Organizational Documents;

(iii) split, combination or reclassification of any shares of its capital stock;

(iv) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(v) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(vi) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(vii) entry into any Contract that would constitute a Material Contract;

(viii) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(ix) issue, sell, lease, transfer or otherwise dispose of (other than the sale of inventory in the ordinary course of business) or permit all or any portion of any of the Assets (whether tangible or intangible) to be subjected to any encumbrance;

(x) material damage, destruction or loss (whether or not covered by insurance) to its property;

(xi) any capital investment in, or any loan to, any other Person;

(xii) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(xiii) any material capital expenditures;

(xiv) imposition of any Lien upon any of the Company properties, capital stock or assets, tangible or intangible;

(xv) (A) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (B) change in the terms of employment for any employee or any termination of any employees, or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xvi) adoption, modification or termination of any: (A) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (B) Employee Benefit Plan or (C) collective bargaining or other agreement with a union, in each case whether written or oral;

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(xvii) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(xviii) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xix) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(xx) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxi) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(xxii) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(xii) Disclosure. Neither this Agreement, nor any agreement, attachment, schedule, exhibit or certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, omits to state a material fact necessary in order to make the statements and information contained herein or therein, not misleading. Buyer has been provided full, complete, and accurate copies of all documents referred to on the Disclosure Schedule.

2.3 Representations and Warranties of Buyer. Buyer represents and warrants to the Shareholder that the statements contained in this Section 2.3 are correct and complete as of the Closing Date.

(a) Organization of Buyer. Buyer is a Nevada corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Nevada.

(b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party have been duly authorized by Buyer.

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(c) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will: (i) violate or conflict with any Law or Order to which Buyer is subject; (ii) violate any provision of the Organizational Documents of Buyer; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholder could become liable or obligated.

(e) Investment. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE III
COVENANTS; RELEASE

3.1 Pre-Closing Covenants of the Shareholder and the Company. From the Effective Date until the earlier of the Closing and the termination of this Agreement, the Company hereby covenants that the Company will, and the Shareholder will cause the Company to:

(a) except as approved by the Buyer in writing, carry on the Business in the ordinary course consistent with past practices and in compliance with applicable laws, satisfy its liabilities and obligations arising in the ordinary course of the Business in a timely and commercially reasonable manner, and use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with those customers, licensees, suppliers, licensors and other persons with which Company has significant business relations;

(b) except as approved by the Buyer in writing permit or not to take any action that would cause any of the changes, events or conditions described in Section 2.2(x) to occur;

(c) not authorize or permit its officers, directors, employees or representatives to, directly or indirectly: (i) solicit, encourage, accept, entertain, facilitate, permit or initiate the submission of any inquiry, offer, proposal or indication of interest by a third party which relates to a transaction or series of transactions involving Company or the purchase or acquisition of ten percent (10%) or more of the outstanding Shares or the acquisition, purchase or other disposition of ten percent (10%) or more of the assets of Company (an “Acquisition Proposal”), (ii) enter into any agreement requiring the Company to abandon or terminate the transactions contemplated hereby, (iii) participate in any discussions or negotiations regarding, or furnish any nonpublic information relating to the Company to any third party (other than Buyer) with respect to any Acquisition Proposal, or (iv) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal;

(d) use commercially reasonable efforts to assist Buyer in obtaining the Permits listed on Schedule 1.4(b)(ii) in a timely manner; and

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(e) give prompt written notice to Buyer of: (i) any breach of any of the Company’s or the Shareholder’s representations and warranties in Section 2 or any agreement contemplated hereby; and (ii) any failure of Company or the Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Company or Shareholder hereunder or thereunder.

3.2 Cooperation. From and after the Effective Date, the Parties agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement and to satisfy each condition to the obligations of the other Party hereto as promptly as practicable, including approving and executing any resolutions, documents and instruments reasonably requested by Buyer or the Shareholder to effectuate the transactions contemplated hereby or by the other agreements contemplated hereby

3.3 Post-Closing Covenants.

(a) Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 5 below). The Shareholder acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company. Buyer will, at its cost, make copies of all of the Company’s books and records reasonably requested by Shareholder and deliver same to Shareholder within 90 days of the Closing.

(b) Litigation Support. In the event and for so long as Buyer or the Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Shareholder will reasonably cooperate with it and its counsel in the contest or defense and provide such testimony, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article 5 below).

(c) Transition. From the Closing Date, the Shareholder will not take and will not permit any of the Shareholder’s Affiliates to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

(d) Confidentiality. The Shareholder agrees not to and to cause its Affiliates not to disclose or use any Confidential Information for any purposes except as authorized by the Buyer in writing. The Shareholder will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. In the event that a Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, the Shareholder will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 3.3(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, the Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the Shareholder shall use its reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of the Shareholder after the Closing Date. The Shareholder shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements; provided, however, that the Shareholder may disclose such information to its legal counsel, accountants, or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.

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(e) Non-Solicitation Agreement. Until (i) the fourth (4th) annual anniversary of the Closing Date, neither the Shareholder nor any of its Affiliates shall, directly or indirectly, solicit: (A) any employee of the Company; or (B) any person that is an employee of the Buyer or any of its affiliates during such period, to terminate his or her employment or contractor arrangement with the Buyer or to become an employee of the Shareholder or any Affiliate of the Shareholder, or hire any person who was such an employee, except for persons terminated by the Company or Buyer; provided, however, that Buyer acknowledges that the Shareholder has pre-existing relationships with certain independent contractors that have performed services for Dr. Reef Inc. or MadLab, which may become introduced by Shareholder to the Buyer and that this restriction shall not apply to those contractors; or (C) any person who was a customer of the Company at any time during the twelve (12)-month period prior to the Closing Date, to purchase or subscribe to use products or services competitive with the Business, to cease using the products or services of the Company, or to reduce or modify their business relationship with the Company.

(f) Non-Competition Agreement. Until the third (3rd) annual anniversary of the Closing Date, Shareholder may practice medicine throughout the state of California but he will not engage in activities within the United States and Canada similar to those that will be performed by the Company with businesses or organizations that operate opiate reduction medical treatment facilities that utilize or guide cannabinoid therapy. The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 3.3(f) are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States where this provision is intended to be effective. The Shareholder agrees that damages may be an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

(g) Release. The Shareholder, for itself and its Affiliates, heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer, the Company, each of its respective Affiliates, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present equity holders, members, managers, directors, officers, employees, and agents (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, excepting breach of the Buyer’s representations and warranties and pre-closing covenants, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 3.3(g), “Released Claims” does not include, and the provisions of this Section 3.3(g) shall not release or otherwise diminish: (i) the obligations of any Released Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements; (ii) if such Releasor is a director of the Company prior to the Closing, such Releasor’s right to indemnification provided in the Company’s Certificate of Incorporation and Bylaws and under applicable law; and (iii) if the Shareholder is an employee of the Company, in respect of (1) the current year’s accrued but unpaid compensation, (2) such employee’s outstanding benefits under the Employee Benefit Plans of the Company as of the Closing Date, and (3) any rights of indemnification of employees under applicable law.

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(h) Secondary Shares. Notwithstanding any provision of the Share Restriction Agreement to the contrary, all right, title and interest in and to the Secondary Shares shall be transferred, conveyed, assigned and delivered to the Buyer, free and clear of all Liens, upon the earlier of (i) Buyer’s and Shareholder’s successful filing of a change of ownership for the Company’s facility’s license (Record ID #190723AP) with the California Department of Health Care Services (the “License Transfer”), or (ii) upon the 1-year anniversary of the Closing (such period of time beginning the date of this Agreement and terminating upon the earlier of such events, the “Share Restriction Period”, and each such event, a “Secondary Share Transfer Event”). As promptly as possible prior to and after the Closing, Buyer shall use its best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Bodies that may be or become necessary for its execution and delivery of this Agreement (including without limitation, the License Transfer) and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(i) Auto Finance Agreement. Shareholder is the co-buyer of a vehicle with Company pursuante to a purchase agreement entered into on or about August 31, 2017, and Shareholder will assume full ownership of the vehicle including the removal of the Company as a listed co-buyer or co-signer within ninety (90) days after the Closing Date.

(j) Lease. Buyer agrees to use its best efforts to remove Shareholder as the personal guarantor on the office lease for the office located at 8383 Wilshire Boulevard, Beverly Hills, California, as soon as practicable after the Closing Date.

ARTICLE IV

CERTAIN TAX MATTERS

The following provisions will govern the allocation of responsibility between Buyer and the Shareholder for certain Tax matters following the Closing Date:

4.1 Straddle Periods. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through and including the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the date immediately after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 4.1. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date. In the case of a Tax that is (a) paid for the privilege of doing business during a period (a “Privilege Period”) and (b) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” means such accounting period and not such Privilege Period. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

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4.2 Tax Indemnification by the Shareholder. The Shareholder shall indemnify and hold the Buyer, the Company, each of their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) harmless from and against the entirety of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (i) all Taxes (or the nonpayment thereof) of the Company for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (ii) all Taxes for any Pre-Closing Tax Period and any Pre-Closing Straddle Period of any member of any affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, provincial, municipal, local or foreign Law; and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date.

4.3 Tax Sharing Agreements. The Shareholder shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing or allocation agreements or arrangements (whether or not written), if any, between the Company, on the one hand, and the Shareholder or any of its Affiliates, on the other hand, and none of the Company, the Shareholder, or any of its or their Affiliates will have any rights or obligations thereunder after the Closing.

4.4 Pre-Closing Tax Period Tax Returns. The Shareholder shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company relating exclusively to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) in accordance with past practice (except to the extent otherwise required by applicable Law). Any such Tax Returns that relate exclusively to the Company shall be delivered to Buyer for its review and approval not to be unreasonably withheld, and, if required, signing, at least thirty (30) days prior to the deadline for the filing of such Tax Return. The Shareholder shall timely pay or cause to be timely paid all Taxes with respect to such Tax Returns.

4.5 Other Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company other than those Tax Returns that are described in Section 4.4. Buyer shall pay or cause to be paid all Taxes imposed on the Company shown as due and owing on such Tax Returns subject to reimbursement and indemnification by the Shareholder pursuant to Section 4.2 above.

4.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer, or the Company in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid when due one half by the Shareholder and one half by Buyer. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Parties. The Shareholder and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes

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4.7 Intentionally Deleted

4.8 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods and Straddle Periods, Buyer and the Company, on the one hand, and the Shareholder and their Affiliates, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.

4.9 Controversies.

(a) Following the Closing, if a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to the Company (a “Tax Matter”) shall be received by the Shareholder, Buyer, or the Company (a “Notified Party”) from the IRS or any other taxing authority, with respect to Taxes for which another party may reasonably be expected to be liable pursuant to this Agreement, the Notified Party shall notify such other party in writing within five (5) days of receipt of such notice of such Tax Matter.

(b) Except as set forth in Section 4.9(c) below, the Shareholder shall have the right to control, settle or compromise any Tax Matter to the extent that the Tax Matter relates exclusively to any Tax for which the Shareholder could be liable pursuant to Section 4.2, and to employ counsel of their choice at their expense; provided, however, that if the settlement or compromise of such Tax Matter could have an adverse effect on Buyer or the Company with respect to any Post-Closing Straddle Period or any Tax period commencing after the Closing Date: (i) the Shareholder shall keep Buyer reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant taxing authority) and Buyer shall have the right to review and comment on any correspondence from the Shareholder to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate (at Buyer’s own expense) in the conduct of such Tax Matter, and (ii) the Shareholder shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Buyer’s prior written consent, which consent shall not be unreasonably withheld. If the Shareholder does not assume the defense of any such Tax Matter, Buyer may defend the Tax Matter in such manner as it may deem appropriate; provided, however, that the Shareholder may participate in such Tax Matter (at the Shareholder’s expense) and Buyer may not settle or compromise such Tax Matter or forego any appeal with respect thereto without the Shareholder’s prior written consent, which consent shall not be unreasonably withheld.

(c) The Shareholder and Buyer jointly shall control any Tax Matter relating to Taxes for any period for which both the Shareholder, on the one hand, and Buyer or the Company, on the other hand, could be liable under this Agreement or otherwise and neither Party shall settle or compromise any such Tax Matter without the other party’s prior written consent, which consent shall not be unreasonably withheld. All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by the Shareholder and Buyer in the same ratio as the ratio in which, pursuant to the terms of this Agreement, the Shareholder, on the one hand, and Buyer, on the other hand, would share the responsibility for payment of the Taxes which are the subject of such Tax Matter.

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4.10 Refunds. The Shareholder will be entitled to any refunds or credits of or against any Taxes for which the Shareholder is responsible under Section 4.2 to the extent not reflected as an asset in the Closing Statement. The Buyer will be entitled to any refunds or credits of or against any Taxes of the Company other than refunds or credits to which the Shareholder is entitled. Any refunds or credits of Taxes of the Company or its Affiliates for any Straddle Period will be equitably apportioned between the Shareholder and the Buyer in accordance with Section 4.1. Each Party will pay, or cause its Affiliates to pay, to the Party entitled to a refund or credit of Taxes under this Section, the amount of such refund or credit (including any interest paid thereon and net of any Taxes to the Party receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit of the application of such refund or credit against amounts otherwise payable.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification by the Shareholder. Subject to the terms and conditions of this Article V, the Shareholder shall indemnify and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by: (a) any breach or inaccuracy of any representation or warranty made by the Shareholder in Section 2.1 or Section 2.2 of this Agreement; (b) any breach of any covenant or agreement of the Shareholder in this Agreement; and (c) the conduct of the Business prior to Closing.

5.2 Indemnification by Buyer. Subject to the terms and conditions of this Article V, Buyer will indemnify and hold harmless the Shareholder, their Affiliates, and their respective successors and assigns from and against the entirety of any Adverse Consequences they may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by: (a) any breach or inaccuracy of any representation or warranty made by Buyer in Section 2.3 of this Agreement; (b) any breach of any covenant or agreement of Buyer in this Agreement; or (c) the conduct of the Business after Closing; provided however, that Shareholder has not breached, nor has caused the Company to breach, any provision of this Agreement and/or the Share Restriction Agreement prior to the Secondary Transfer Event.

5.3 Survival. The representations and warranties of the Parties contained in this Agreement will survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that: (a) the representations and warranties set forth in Section 2.1(k) will survive the Closing Date until ninety (90) days following the expiration of the applicable statutory periods of limitations (including any extensions or waivers thereof); (b) the representations and warranties set forth in Section 2.1(a), (c), and (d), and Sections 2.2(a), (b), (d), (e), and (g), shall survive indefinitely (collectively, the representations described in (a) and (b) are the “Fundamental Representations”); and (c) any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. Written notice of a claim must be given by the Indemnified Party (as defined below) in accordance with the provisions hereof prior to the expiration of the applicable survival period.

5.4 Limitation on Indemnification by the Shareholder. The aggregate maximum liability of the Shareholder with respect to the indemnification set forth in Section 5.1 shall be the Closing Payment paid or payable hereunder (the “Cap”). The Cap shall not apply to the breach of any Fundamental Representation or in the case of fraud or intentional misrepresentation.

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5.5 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party may make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 5, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 5 (except to the extent such failure materially prejudices the defense of such proceeding).

(b) Upon receipt of the notice described in Section 5.5(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party provided that: (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by Third-Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the reasonable good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 5.5(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim.

(c) In the event that any of the conditions under Section 5.5(b) is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate; (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 5.

(d) Except as set forth in Section 5.5(c) above, neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

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5.6 Other Indemnification Matters. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. For purposes of determining the amount of Adverse Consequences resulting therefrom, and whether there has been a breach with respect thereto, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “in all material respects,” “Material Adverse Effect,” “Knowledge,” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining the amount of liability under this Article 5 or the occurrence of a claim giving rise to an indemnification obligation, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them. Buyer shall have the right, but not the obligation, to set off any amounts owed to the Shareholder, or believed in good faith by Buyer to be owed to the Shareholder while such amounts remain in dispute pursuant to the terms of this Agreement or any other payment payable to the Shareholder.

ARTICLE VI
TERMINATION

6.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of each of Buyer and the Shareholder;

(f) by either Buyer or the Shareholder if the Closing has not occurred by October 22, 2018, unless the failure to consummate the Closing is the result of a breach of this Agreement by the Party seeking to terminate this Agreement; or

(g) by either Party (provided that such Party is not then in material breach of any of its representations, warranties, covenants, or agreements under this Agreement), if the other Party hereto shall have breached any of its respective representations, warranties, covenants, obligations under this Agreement; provided, however, that: (i) the breach or failure to perform is incapable of being cured or has not been cured by the breaching Party on or prior to the date which is fifteen (15) business days immediately following written notice by the non-breaching Party of such breach or failure to perform and (ii) such uncured breach or failure would result in a condition to the obligations of the non-breaching Party not being satisfied.

6.2 Effect of Termination. In the event of a termination of this Agreement, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Buyer or the Shareholder, except with respect to this Article 6; provided, however, that nothing herein shall relieve any Party from liability for any breach, default or failure to fulfill any representation, warranty, covenant or agreement hereunder or pursuant to any document contemplated hereby on or prior to the date of such termination.

ARTICLE VII

DEFINITIONS

“Adverse Consequences” means all Proceedings, hearings, charges, complaints, claims, demands (including, without limitation, repurchase or make-whole demands), Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes (including any reduction in Tax attributes), Liens, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with third party claims or claims among the Parties related to the enforcement of the provisions of this Agreement).

“Affiliate” means, with respect to any Person: any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by or is under common control with such person. The term “control” means (a) the legal or beneficial ownership of securities representing a majority of the voting power of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

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“Applicable Law” means with respect to any Person, any federal, state, local or foreign law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person.

“Business” means the business of the Company as conducted during the twelve (12) months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Cleveland, Ohio.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Confidential Information” means any information concerning the business and affairs of the Business or the Company.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Debt” means any: (a) obligations relating to indebtedness for borrowed money; (b) obligations evidenced by bonds, notes, debentures or similar instruments; (c) obligations in respect of capitalized leases (calculated in accordance with GAAP); (d) obligations in respect of banker’s acceptances or letters of credit; (e) obligations for the deferred purchase price of property or services; (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets of the Company; (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (e) above of any other Person; (h) obligations in respect of interest under any existing interest rate swap or hedge agreement entered into by the Company, in each case with respect to clauses (a) through (h) together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties; and (i) amounts due under settlement agreements.

“Disclosure Schedule” means the disclosure schedule delivered by the Shareholder to Buyer on the date hereof. The information shown in the Disclosure Schedule shall refer to the section or subsection of Article 2 to which such information relates. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.

“Dollars” or “$” means United States dollars.

“Employee Benefit Plan” means any: (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement; (b) Employee Welfare Benefit Plan; (c) “employee benefit plan” (as such term is defined in ERISA §3(3)); or (d) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or other employee benefit plan, program or other plan or arrangement of any kind.

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“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” shall mean all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code §414.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, in each case, consistently applied.

“Governmental Authorization” means any approval, waiver, consent, authorization, certification, filing, notice, non-objection, registrations, license, application, permission or disclosure required to be obtained from or provided to any agency or Governmental Body due to the negotiation or consummation of this Agreement or the transactions contemplated hereby, the absence of which would prevent or delay the Closing or give rise to any change or effect that is or could reasonably be expected to be adverse to the Buyer’s business upon or following the consummation of the transactions contemplated hereby.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substances” means: (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species; (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements; and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

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“IP Rights” means all right, title and interest in intellectual property, whether protected, created or arising under any Law, including: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patents, patent applications, and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, provisionals, extensions, and reexaminations thereof and patents issuing thereon; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, service names, brand names, trade dress rights, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with all translations, adaptations, derivations, and combinations thereof and including all common law rights and goodwill associated therewith, along with all applications, registrations, renewals and extensions thereof; (c) all copyrightable works, copyrights, mask works, database and design rights, whether or not registered or published, all applications, registrations, recordations and renewals in connection therewith, along with all reversions, extensions and renewals thereof; (d) all confidential and proprietary information, including trade secrets, know-how, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, and all other confidential and proprietary financial, marketing and business data, technical data, specifications, designs, drawings, formulae, algorithms, procedures, techniques, research and development, apparatus, materials, methods and schematics; (e) internet domain names; (f) Software; and (g) all other intellectual property rights arising from or relating to all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein.

“Knowledge,” including words of similar meaning (such as “aware”), of any Person means that which is known or reasonably should have been known after reasonable inquiry by such Person, or such Person’s executive officers if the Person is not an individual, and when used with respect to the Company, means that which is known or reasonably should have been known after reasonable inquiry by the Shareholder and the Company’s officers and directors.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, Order, community property interest, equitable interest, option, warrant, right of first refusal, easement, license, servitude, right of way, covenant or zoning restriction.

“Material Adverse Effect” means any event, change, development, or effect that, individually or in the aggregate, has had, will or would reasonably be expected to have a materially adverse effect on the business, operations, assets (including intangible assets), liabilities, operating results, relationship, financial condition, or prospects of the Company.

“Material Contracts” means, collectively, the Contracts required to be listed in Section 2.2(n)(i) of the Disclosure Schedule, the Leases, the Contracts required to be listed in Section 2.2(m) of the Disclosure Schedule and the Company Insurance Agreements.

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“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means: (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law; and (c) any amendment or modification to any of the foregoing.

“Permit” means any license, franchise, Consent, permit, certificate, approval, variance, waiver, certificate of occupancy, Order or other similar authorization issued by any Person.

“Permitted Lien” means: any (a) liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Closing Statement; (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record; and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, none of which materially interfere with the conduct of the business of the Company.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Body.

“Personal Data” means any personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated under the Privacy Laws or covered thereby.

“Proceeding” means any action, audit, lawsuit, litigation, investigation, subpoena, civil investigative demand, or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing, in each case used in the Business.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). For the avoidance of doubt, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and each agreement entered into as contemplated by Section 1.4(b)(v) and 1.4(c)(ii).

“Transaction Expenses” means any and all: (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers); (b) payments of bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions; and (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Company) or the Company with respect to the amounts described in clauses (a) and (b), the amounts payable pursuant to this Agreement, or the forgiveness of any loans or other obligations owned by the Shareholder or employees in connection with the transactions contemplated by this Agreement.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date and paid by the Buyer from the Closing Payment pursuant to Section 1.4(b)(iii), whether or not the Company has been billed for such expenses.

ARTICLE VIII
MISCELLANEOUS

8.1 Press Releases and Public Announcements. The Shareholder shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer.

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8.2 No Third-Party Beneficiaries. Except as set forth in Article V, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and Joseph E. LoConti and his Affiliates, successors, heirs, and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.3 Entire Agreement. This Agreement together with the Ancillary Agreements and the documents referred to herein constitute the entire agreement among the Parties and supersede any confidentiality or nondisclosure agreement among the Parties or their Affiliates and any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Shareholder; provided, however, that Buyer may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company, or any of their respective Affiliates; or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its assets.

8.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient without notice of delivery failure, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on the signature pages hereto. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Nevada without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

8.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Shareholder. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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8.10 Injunctive Relief. The Shareholder hereby agrees that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions. The Shareholder hereby waives any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12 Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that all Transaction Expenses incurred by the Company which are unpaid as of the Closing Date shall be paid by the Shareholder.

8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

8.14 Incorporation of Disclosure Schedule. The Disclosure Schedule and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.15 Schedules. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

8.16 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties execute this Share Purchase Agreement as of and on the date first above written.

BUYER:	COMPANY:

SUMMIT HEALTHTECH, INC.	THE CONTROL CENTER, INC.

Name:	Name:
Title:	Title:

Address for Notice:	Address for Notice:

With a required copy to:	With a required copy to:

THE SHAREHOLDER:

Name: Dr. Arif (Reef) Karim

Address for Notice:

With a required copy to:

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